Exhibit 10.2

LOAN AGREEMENT

Date: **April 27, 2020**

Borrower: **AggieLand-Parks, Inc., a Texas corporation**

Borrower's Address: **1300 Oak Grove Road, Pine Mountain, Georgia 31822**

Lender: **First Financial Bank, N.A.**

Place for Payment: **P.O. Box 5847, Bryan, Texas 77805-5847**

Principal Amount: **$5,000,000.00**

1. This Loan Agreement ("**Agreement**") is made on the above date by and between Borrower and Lender.

   a. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a loan in the amount of **$5,000,000.00** ("**Loan Amount**") on the terms and conditions set forth herein and in the **Loan Documents** as that term is herein defined (the "**Loan**"). This Loan will be evidenced by a note ("**Note**") executed and delivered by Borrower to Lender and any renewal thereof with interest and principal payable as stated therein.

   b. The Loan shall be secured by Lender's security interest in and lien upon all **Collateral** (as herein defined), for the benefit of Lender, and by all other security interest and liens heretofore, now or at any time or times hereafter granted by Borrower to Lender.

2. **SECURITY.**

   Borrower will grant to Lender a lien on all of the real **Property described on Exhibit "A" attached hereto** ("**Collateral**").

3. **REPRESENTATIONS.**

   a. Good Standing.

      i. Borrower is a **Texas corporation,** duly organized under the laws of the State of Texas and has the power to own its property and to carry on its business in each jurisdiction in which Borrower operates.

   b. Authority and Compliance. Borrower has full power and authority to enter into this Agreement, to make the borrowing hereunder, to execute and deliver the Loan Documents and to incur the obligations provided for herein, all of which has been duly authorized by all proper and necessary corporate action.

   c. Binding Agreement. This Agreement and the Loan Documents constitute valid and legally binding obligations of Borrower in accordance with their terms.

4. **BORROWER COVENANTS**. So long as Borrower may borrow hereunder and until payment in full of the Note and performance of all other obligations of Borrower hereunder, Borrower will comply with the following covenants:

   a. Corporate Existence and Compliance. Maintain its organizational existence and comply with all laws, regulations and governmental requirements applicable to it or to any of its property, business operations and transactions.

b. Taxes. Pay all taxes as the same become due and payable.

c. Change in Ownership. Borrower shall notify Lender in writing within **30 days** of any change in ownership of twenty-five percent (25%) or more of: (i) the membership interests of Borrower, or (ii) the common stock of Guarantor Parks! America, Inc., a Nevada corporation.

d. Liability Insurance. Borrower shall maintain public liability insurance in the minimum amount of **$6,000,000.00** and other insurance required by law or by Lender, which insurance shall contain standard additional insured endorsement making loss payable to Lender or its assigns as additional insured. All of said insurance policies (or certificates of insurance) shall be issued by companies and be in form and amount as requested by Lender and shall be deposited with Lender until the Note has been paid in full. Borrower's failure to provide Lender with proof of liability insurance within **30 days** of the date of the Note shall constitute an event of default under the Note.

e. Intentionally Deleted.

f. Financial Statements.

i. Borrower shall furnish to Lender annual (or unaudited) financial statements, to include balance sheet, operating statement, and income statements each year during the term of the Note beginning **with the fiscal year ending September 27, 2020**, with delivery to be no later than **90 days** thereafter.

ii. Borrower shall furnish to Lender quarterly financial statements, to include balance sheet, operating statement, and income statements beginning **with the fiscal quarter ending June 28, 2020**, with delivery to be no later than **45 days** after each quarter.

iii. Borrower shall cause Guarantor **Parks! America, Inc., a Nevada corporation**, to furnish to Lender annual audited financial statements, to include balance sheet, operating statement, and income statements each year during the term of the Note beginning **with the fiscal year ending September 27, 2020**, with delivery to be no later than **90 days** thereafter.

iv. Borrower shall cause Guarantor **Parks! America, Inc., a Nevada corporation**, to furnish to Lender quarterly financial statements, to include balance sheet, operating statement, and income statements beginning **with the fiscal quarter ending June 28, 2020**, with delivery to be no later than **45 days** after each quarter.

g. Financial Covenants.

i. As partial payment of the purchase price for the Property, Borrower executed a **$750,000.00** promissory note of even date herewith payable to **Ferrill Creek Ranch, LLC, a Texas limited liability company** ("**FCR Note**"). Borrower covenants and agrees it shall not make any payment on the FCR Note during the existence of any monetary or non-monetary event of default under the Note, this Agreement, or the other Loan Documents.

ii. Liquidity: Parks! America Inc., as Guarantor, shall maintain a minimum Liquidity of not less than **$500,000.00**, tested annually on the 27th of September.

1. "Liquidity" shall mean, with respect to Parks! America, Inc., and as to any applicable date of determination, Parks! America, Inc.'s unrestricted cash and Cash Equivalents.

2. "Cash Equivalents" shall include shall include, on any day: (a) any evidence of debt issued by the United States government, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing twelve (12) months or less after that day; (b) commercial paper issued by a corporation (other than a corporation in which Borrower has a direct or indirect interest) organized under the laws of any state of the United States of America or of the District of Columbia, rated A-1 by Standard and Poor's Ratings Service or the equivalent rating by another nationally-recognized ratings service acceptable to Lender and having a stated maturity date nine (9) months or less after its issue date; (c) any certificate of deposit or banker's acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Five Hundred Million Dollars ($500,000,000.00), and maturing not more than twelve (12) months after that day; and (d) any repurchase agreement (i) entered into with any Federal Reserve System member commercial bank of the size referred to in clause (c) above and (ii) secured by any obligation of the type described in any of clauses (a)-(c) above and (iii) having a market value on its date of at least one hundred percent (100%) of the repurchase obligation of that commercial bank.

iii. Debt Coverage Ratio. Notwithstanding anything in this Agreement to the contrary, during the existence of this Agreement until the Loan is fully repaid, the Borrower and Guarantors shall maintain a global minimum ratio of Net Operating Income to Debt Service of **1.50 to 1.00 ("Debt Coverage Ratio")**. The Debt Coverage Ratio shall be tested: (i) on an annual basis beginning September 27, 2020 based on annual financial statements provided by **Borrower and Guarantors,** to Lender. In calculating the Debt Coverage Ratio, the calculation shall be computed based on Net Operating Income (as hereinafter defined) for the previous Calendar Period divided by the Debt Service (as hereinafter defined) for the previous Calendar Period. As used herein, the following terms shall have the respective meanings set forth below:

1. "Net Operating Income" shall mean, for each applicable Calendar Period, the Gross Income less Operating Expenses, determined by Lender based upon financial statements and income tax returns provided by **Borrower and Guarantors,** to Lender.

2. "Gross Income" for each Calendar Period shall mean all revenue received by **Borrower** resulting from the operations on the Property,

3. "Operating Expenses" shall mean all expenses paid by **Borrower** in connection with the operation of the business on the Property, less (1) any and all interest on financing related to the operation of the business on the Property, (2) depreciation, (3) rents, and any other non-cash deduction allowed for income tax purposes.

4. "Debt Service" shall mean the total payments on any and all indebtedness of **Borrower and Guarantors,** for the Calendar Period in question; **provided, however, any amounts paid due or owing under that one certain Promissory Note in the amount of $750,000.000 payable by Borrower to**

Ferrill Creek Ranch, LLC shall not be included in the definition of Debt Service or calculation of the Debt Coverage Ratio.

5. "Calendar Period" shall mean either a calendar month or months, a calendar quarter, or a calendar or fiscal (twelve month) year, as the context in which such term is used may suggest or require.

All determinations made by Lender with respect to the calculation of the Debt Coverage Ratio and all component calculations and determinations with respect thereto shall be made in accordance with Prudent Lender Standards. "**Prudent Lender Standards**" shall be deemed to mean those standards of underwriting and determination typically used by institutional lenders taking into account all typical industry standard considerations.

Borrower agrees that failure of **Borrower and Guarantors** to achieve and maintain the Debt Coverage Ratio will constitute an event of default under the Loan Documents, unless said failure to meet the specified Debt Coverage Ratio is cured within the **sixty (60) day** period immediately following the end of the period for which the non-qualifying Debt Coverage Ratio is calculated. The "cure" under such circumstances shall be either: (1) a reduction in the principal amount of the Loan sufficient to bring the Debt Coverage Ratio within the ratio requirement on an annualized basis, (2) Borrower's pledge of additional collateral to secure the Loan, in an amount acceptable to Lender; or (3) the injection of additional cash capital as equity into Borrower sufficient to bring the Debt Coverage Ratio within the ratio requirement on an annualized basis.

5. **EVENTS OF DEFAULT**. If one or more of the following events of default shall occur, all outstanding principal plus unpaid interest of the Loan and any other indebtedness of Borrower to Lender shall be due and payable immediately:

a. Default shall be made in the payment of any installment of principal or interest upon Note or any other obligation of Borrower to Lender when due and payable, whether at maturity or otherwise; or

b. Default shall be made in the performance of any term, covenant or agreement contained herein or in any Loan Document;

c. Any representation or warranty herein contained or in any financial statement, certificate, report or opinion submitted to Lender in connection with the Loan or pursuant to the requirements of this Agreement or any Loan Document shall prove to have been incorrect or misleading in any material respect when made;

d. Borrower shall transfer any direct or indirect ownership interest in Borrower without the written consent of Lender;

e. Borrower shall fail to notify Lender in writing of the entering of one or more final, unappealable judgments against Borrower in amounts aggregating in excess of $500,000.00, within thirty (30) days of the rendering of said judgment(s);

f. Borrower shall fail to pay any debt owed by Borrower to any lender or, with respect to any debt in excess of $100,000, any other party, and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto; or

g. Parks! America Inc.'s stock shall cease to be available for trade on its current exchange which is the Over the Counter Exchange ("OTC") or a nationally recognized exchange.

In any such event the Lender shall declare the Loan due and payable, whereupon the entire unpaid principal balance of the Note and all interest accrued thereon shall thereupon at once mature and become due and payable and shall bear interest from the date of such default or event (whichever occurs first) until paid at the rate for default, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

6. **MISCELLANEOUS**.

a. Expenses. Borrower agrees to pay all reasonable out-of-pocket expenses of Lender in connection with this Agreement and the collection of the Loans. Borrower also agrees to pay all reasonable attorneys' fees and all expenses incurred in recording the documents securing the Loan.

b. Applicable Law. This Agreement and the other Loan Documents and the rights and obligations of the parties under the same shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Texas.

c. Amendment. No modification, consent, amendment or waiver of any provision of this Agreement or the Loan Documents, nor consent to any departure by Borrower therefrom, shall be effective. This Agreement and the Loan Documents is binding upon Borrower, its successors and assigns, and inures to the benefit of Lender, its successors and assigns.

d. Indemnity. Borrower agrees to, and does indemnify and hold harmless Lender against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender in any way relating to, or arising out of, the transaction memorialized by this Agreement or any other transaction in any way related to this loan transaction, including, without limitation, claims arising as a result of Lender's own negligence or failure. The obligation of Borrower under this Section shall survive any termination of this Agreement or payment of the Loan(s) described herein.

e. Enforceability. If any of the terms and conditions hereof or in any other Loan Document shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other of the terms and conditions hereof and the terms and conditions hereof shall thereafter be construed as if such invalid, illegal, or unenforceable terms and conditions had never been contained herein.

f. Construction. This Agreement, and the Loan Documents shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all of the parties to this Agreement, the Loan Documents have contributed substantially and materially to the preparation of the same.

g. No Waiver. Any failure by the Lender to insist, or any election by Lender not to insist, upon strict performance by Borrower of any of the terms, provisions, or conditions of the Loan Documents shall not be deemed to be a waiver of the same or of performance by Borrower or any and all of such terms provisions and conditions.

h. Counterparts. This Agreement shall be validly executed when signed in one or more counterparts, each of which shall be deemed an original and which together constitute the agreement of the parties. Signatures may be given via facsimile or other electronic transmission and shall be deemed given as of the date and time of the transmission of the Agreement by facsimile to the other party.

i. Notices: Any notice or communication required or permitted hereunder or the Loan Documents shall be given in writing, sent by (a) personal delivery, (b) overnight courier or

delivery service with proof of delivery, (c) United States mail, postage prepaid, certified mail, or (d) Facsimile (provided that such Facsimile is confirmed by first class regular mail), addressed as follows:

Lender:

First Financial Bank, N.A.
1716 Briarcrest, Suite 400Bryan, Texas 77802

Borrower:

AggieLand-Parks, Inc.
1300 Oak Grove Road
Pine Mountain, Georgia 31822

or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party in a notice sent in accordance with these notice provisions. Any such notice or communication shall be deemed to have been given at the time of personal delivery or, in the case of certified mail the date deposited in the custody of the United States Postal Service, or in the case of overnight courier or delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt.

7. Loan Documents. In the event of a conflict between this Agreement, the Note, any deed of trust or security agreement, or any of the instruments securing or evidencing the Loan (collectively the "**Loan Documents**"), Lender shall determine in its reasonable discretion which of the conflicting provisions shall apply.

The undersigned (Borrower, Maker, Grantor, Pledgor, Assignor or Guarantor, as the case may be), agrees that a facsimile, scanned or imaged copy of a duly executed counterpart of this document or any related miscellaneous documents, papers, reports or correspondence (for purposes of this paragraph collectively the "Loan Documents") shall be sufficient to evidence the binding agreement of the undersigned and the Lender to the terms therein. The Loan documents may be executed in one or more counterparts, each of which shall constitute an original. The undersigned understands and agrees that (i) the Lender's document retention policy may involve the imaging of executed Loan documents and the destruction of the paper originals, and (ii) the undersigned waives to the extent allowed by law any right, claim or defense in any way arising from the fact that the originals of the Loan documents cannot be produced.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date above first written.

LENDER:

First Financial Bank, N.A.

By: [signature]
Name: [signature]
Title: [signature]

BORROWER:

AggieLand-Parks, Inc., a Texas corporation

By: ______________________
Dale Van Voorhis, President

TRACT ONE:

Being all that certain 200.00 acre tract or parcel of land lying and being situated in the A. D. LANCASTER SURVEY, Abstract No. 150 and the MOSES HUGHES SURVEY, Abstract No. 134, Brazos County, Texas. Said tract being a portion of a called 760.00 acre tract as described by a Partition Deed to Travis B. Bryan, Jr., Trustee for Emily Adams Lyne, Elizabeth Pringle Lyne and Thomas Barrett Lyne, recorded in Volume 346, page 498, Deed Records of Brazos County, Texas.

Said tract being more particularly described by metes and bounds as follows:

BEGINNING at a broke concrete monument found on the northeast right of way line of Farm to Market Road No. 974 (80' R.O.W.) marking the west corner of said 760.00 acre tract and the south corner of a called 680.284 acre tract as described by a Deed to John C. Adams recorded in Volume 350, page 315, Deed Records of Brazos County, Texas, for reference a concrete right of way marker found on the northeast line of F.M. 974 bears: N 63° 07' 34" W for a distance of 761.95 feet;

THENCE N 34° 09' 05" E along the common line of said 760.00 acre tract and said 680.284 acre tract, at 2633.36 feet pass a 5/8 inch iron rod found, continue on for a total distance of 6184.34 feet to a point on said line, for reference a concrete monument found marking the northwest corner of said 760.00 acre tract on the south line of a called 586.29 acre tract as described by a deed to the Senator Ranch, Inc., recorded in Volume 577, page 344, Deed Record of Brazos County, Texas, Bears: N 34° 09' 05" E for a distance of 1388.20 feet (this line was used for bearing orientation honoring the Deed call bearing of said 760.00 acre tract, 346/495);

THENCE S 55° 50' 55" E through said 760.00 acre tract for a distance of 1984.86 feet to a point marking the east corner of this herein described tract;

THENCE S 44° 16' 27" W continuing through said 760.00 acre tract for a distance of 5938.66 feet to a point on the northeast line of F.M. 974, for reference a concrete right of way marker found on the northeast line of F.M. 974 Bears: S 75° 36' 42" E for a distance of 265.74 feet;

THENCE N 75° 36' 42" W along the northeast line of F.M. 974 for a distance of 1000.00 feet to the POINT OF BEGINNING, containing 200.00 acres of land, more or less. Being the property described as Tract 1 in a Deed from Tickle T, Inc. to Thomas Barret Lyne, Jr., recorded in Volume 7681, page 196, Official Records of Brazos County, Texas.

TRACT TWO:

All that certain 250 acre tract or parcel of land lying and being situated in the A. D. LANCASTER SURVEY, Abstract No. 150 and the MOSES HUGHES SURVEY, Abstract No. 134, Brazos County, Texas. Said tract being a portion of a called 760.00 acre tract as described by a Partition Deed to Travis B. Bryan, Jr., Trustee for Emily Adams Lyne, Elizabeth Pringle Lyne and Thomas Barrett Lyne, recorded in Volume 346, page 498, Deed Records of Brazos County, Texas.

Said tract being more particularly described by metes and bounds as follows:

BEGINNING at a broken concrete monument found on the northeast right-of-way line of Farm to Market Road No. 974 (80' R.O.W.) marking the west corner of said 760.00 acre tract and the south corner of a called 680.284 acre tract as described by a Deed to John C. Adams recorded in Volume 350, page 315, Deed Records of Brazos County, Texas, for reference a concrete right-of-way marker found on the northeast line of F.M. 974 bears: N 63° 07' 34" W for a distance of 761.95 feet;

THENCE: N 34° 09' 05" E along the common line of said 760.00 acre tract and said 680.284 acre tract, at 2633.36 feet pass a 5/8" iron rod found, continue on for a total distance of 6184.34 feet to a point on said line marking the POINT OF BEGINNING of this herein described tract;

THENCE: N 34° 09' 05" E continuing along the common line of said 760.00 acre tract and said 680.284 acre tract, for a distance of 1388.20 feet to a concrete monument found marking the northwest corner of said 760.00 acre tract on the south line of a called 586.29 acre tract as described by a Deed to the Senator Ranch, Inc., recorded in Volume 577, page 344, Deed Records of Brazos County, Texas, (This line was used for bearing orientation honoring the deed call bearing of said 760.00 acre tract (346/495);

THENCE: along the common line of said 760.00 acre tract and said 586.29 acre tract and generally following a fence line for the following calls:

N 88° 44' 02" E for a distance of 822.16 feet to a point;

S 77° 22' 25" E for a distance of 30.59 feet to a point;

S 72° 29' 08" E for a distance of 31.68 feet to a point;

S 67° 40' 54" E for a distance of 64.83 feet to a point;

S 59° 03' 33" E for a distance of 82.33 feet to a point;

S 53° 03' 12" E for a distance of 187.40 feet to a point;

S 55° 45' 30" E for a distance of 59.54 feet to a point;

S 70° 22' 56" E for a distance of 874.55 feet to a point;

S 84° 16' 10" E for a distance of 60.07 feet to a point;

S 88° 18' 31" E for a distance of 114.70 feet to a point;

N 85° 28' 14" E for a distance of 199.56 feet to a point;

N 79° 50' 22" E for a distance of 100.30 feet to a point;

N 75° 31' 42" E for a distance of 145.86 feet to a point;

N 80° 21' 15" E for a distance of 175.32 feet to a point;

N 73° 19' 47" E for a distance of 227.51 feet to a point;

N 59° 55' 57" E for a distance of 57.74 feet to a 5/8" iron rod set marking the northeast corner of this herein described tract;

THENCE: S 20° 38' 37" W through said 760.00 acre tract for a distance of 2683.89 feet to a 5/8" iron rod found marking an angle point in the east line of this herein described tract;

THENCE: S 65° 49' 25" W continuing through said 760.00 acre tract, at 316.87 feet pass a 5/8" iron rod found, continue on for a total distance of 1634.18 feet to a 5/8" iron rod found marking an angle point in the east line of this herein described tract;

THENCE: S 44° 16' 27" W continuing through said 760.00 acre tract, at 2355.98 feet pass a 5/8" iron rod found, continue on for a total distance of 4510.22 feet to a 5/8" iron rod found on the northeast line of F.M. 974, for reference a concrete right-of-way marker found on the northeast line of F.M. 974 bears: S 74° 12' 08" E for a distance of 1148.25 feet;

THENCE: N 74° 12' 08" W along the northeast line of F.M. 974 for a distance of 549.65 feet to a concrete right-of-way marker found marking an angle point in said line;

THENCE: N 75° 36' 42" W continuing along the northeast line of F.M. 974 for a distance of 265.74 feet to a point on said line;

THENCE: N 44° 16' 27" E through said 760.00 acre tract for a distance of 5938.66 feet to a point marking an interior southwest corner of this herein described tract;

THENCE N 55° 50' 55" W continuing through said 760.00 acre tract for a distance of 1984.86 feet to the POINT OF BEGINNING, containing 250.00 acres of land, more or less. Being the property described as Tract 2 in a Deed from Tickle T, Inc. to Thomas Barret Lyne, Jr., recorded in Volume 7681, page 196, Official Records of Brazos County, Texas.